UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Vista Outdoor Inc.
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VISTA OUTDOOR INC.
1 Vista Way
Anoka, MN 55303

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 6, 2019

July 26, 2019

Dear Vista Outdoor Shareholder:
As you are aware, the 2019 Annual Meeting of Stockholders of Vista Outdoor (the “Company”) will be held on Tuesday, August 6, 2019 at our corporate headquarters located at 1 Vista Way, Anoka, Minnesota (the “Annual Meeting”). We would like to address several concerns raised in a report issued by the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) on July 23, 2019 regarding Proposal 2 – Advisory Vote to Approve the Compensation of Vista Outdoor’s Named Executive Officers in our definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on June 21, 2019 (the “Proxy”). We strongly disagree with the criticisms of our executive compensation program noted by ISS, and, given the limited time between the ISS report and our Annual Meeting, felt compelled to rapidly share some thoughts with you via direct correspondence.
During the 2019 fiscal year, we have taken steps to rebuild the foundation of our Company. We have made significant progress in the first year of our multi-year transformation, by taking significant cost out of our business, reducing corporate overhead, divesting non-core businesses, strengthening our leadership team and restructuring our brand teams to allow them greater flexibility to respond to the needs of their consumers and deliver innovative products that will drive growth in the future. There is still a significant amount of work to be done to improve the Company’s profitability, and complete our strategic transformation. We will need strong, experienced, veteran leadership to continue this work. We have structured our executive compensation program based on this strategic transformation plan and other market conditions. Our compensation decisions are not unique to an organization incentivizing its leaders to successfully overcome the challenging climate surrounding an embattled industry.
As ISS acknowledges in its report, the Company made meaningful changes to better align executive compensation with performance, including making a majority of equity awards subject to performance-conditions starting in fiscal year 2020. We have addressed below each of the issues raised by ISS in its report:

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2019 Annual Incentive Award Targets: ISS has criticized the performance targets we set for our fiscal year 2019 annual incentive awards because the target level was lower than the target and actual level of achievement with respect to fiscal year 2018.

Given that annual incentive awards are granted to reward short-term performance, the Company should and did consider the current state of its operations and market forecasts when setting performance goals. Setting targets higher year after year without considering the likelihood of hitting those targets effectively strips our annual incentive program of value – value that our executives could easily find elsewhere.
As we discussed on page 30 of our proxy, the target levels for the fiscal year 2019 annual incentive awards were based on our financial projections for 2019, and were meant to be challenging but achievable, in order to both motivate our executives and retain them. The MDCC considered retention to be a top priority, as strong leadership will be required to return the Company to sustainable profitability in an unprecedented downturn in the industries in which we operate.

We believe that the Company’s payout under the short-term plan for fiscal year 2019 reflects and rewarded our executive team’s significant accomplishments toward execution of our multi-year business transformation plan, and was important to retain key talent after several years of no or less than target payouts for many of the Company’s executives.

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Use of EBIT as Performance Metric: ISS has also criticized our executive compensation program for utilizing EBIT as a performance metric under both fiscal year 2019 annual incentive awards and performance share awards.

The MDCC took this into consideration when it selected EBIT as a performance metric for the short- and long-term programs in fiscal year 2019, but determined that EBIT was the best target for measurement on both an annual and long-term basis, considering our strategic plan and contemplated transformation of our business. As part of this transformation plan, the Company has completed two significant planned divestitures, including the sale of its Bolle’, Serengeti, and Cebe brands, which impacted financial results for fiscal year 2019. The Company also recently completed the divestiture of its Savage brand, a months long process that began in fiscal year 2019 and that will have some impact on fiscal year 2020 results. Driving near and long-term EBIT achievement is critical to our current strategy. Both the short-term and the long-term incentive programs utilize performance metrics in addition to EBIT: free cash flow and Relative Total Shareholder Return (“rTSR”), respectively. In addition, the EBIT targets under the plans reward different achievements. Specifically, the EBIT target under the short-term plan awards achievement for the current fiscal year, while the EBIT target under the long-term plan is one set now based on projected average EBIT over three fiscal years. Accordingly, we are not rewarding EBIT achievement under the long-term plan by setting new EBIT targets annually over the three-year period, but incentivizing our executives based on a true long-term EBIT goal distinct from that under the short-term plan. As we stated on page 30 of the Proxy, the MDCC will consider reintroducing other metrics in the future when it determines that such goals are appropriate.

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Use of TSR as Performance Metric: ISS has noted that our Performance Share awards do not include a cap on payout if absolute TSR during the performance period is negative, and has criticized our use of the 50th percentile as the target for the rTSR metric.

Under the current structure of our Performance Shares, achievement of the target performance level for rTSR only results in a 30% payout of the Performance Shares. The remaining 70% of the award is only earned to the extent that the EBIT goals are achieved. Therefore, the median level of rTSR – a widely-used target in the market – would earn less than half of the total target Performance Share award for each executive.
We also disagree with ISS’s implication that executives should forfeit all or part of incentive compensation if absolute TSR is negative even when the company performs well in a difficult economy when compared with its peers. This is simply poor incentive design practice. Also, the MDCC retains negative discretion with respect to the Performance Share awards, and would be able to reduce an award where executives would be unfairly rewarded for poor Company performance.
Our MDCC carefully considered many factors when making executive compensation decisions, including the factors discussed above. As described in the Proxy, the MDCC made unprecedented shifts in several aspects of the Company’s compensation plans to heavily emphasize pay-for-performance. These changes were made in the best interest of the long-term success of the Company and our shareholders. We therefore ask that you vote FOR our executive compensation proposal. Even if you have already voted, you can change your vote at any time before the Annual Meeting. If you have any questions or would like to discuss any aspects of our Annual Meeting, please do not hesitate to contact Kelly Reisdorf, Vice President, Investor Relations, at 763-433-1028 or at kelly.reisdorf@vistaoutdoor.com.
Your vote is important to us. We thank you for your support and hope to see you at the Annual Meeting.
Sincerely,
The Management Development and Compensation Committee
of the Board of Directors of Vista Outdoor Inc.

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